Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Reports 2013 Year End Results - Record Revenue and Adjusted EBITDA

Englewood, CO – February 21, 2014 - Westmoreland Coal Company (NasdaqGM:WLB) today reported its results for fiscal year 2013.

Highlights:

•	2013 Adjusted EBITDA grew 10.3% to a record $116.3 million, which includes a $2.9 million charge for costs associated with the previously announced Sherritt acquisition.

•	$29.5 million of cash generated in 2013, enabling an ending cash position of $61.1 million.

•
2013 net loss applicable to common shareholders decreased $2.5 million from 2012 to $6.1 million. The 2013 loss included a charge of $5.1 million associated with restructuring of the ROVA power supply contracts and $2.9 million of Sherritt acquisition costs.

•	Revenues grew 12.4% in 2013 to a record $674.7 million.

•
Westmoreland continued its strong safety performance achieving reportable and lost time incident rates approximately 78.1% and 56.4%, respectively, of the national averages for surface operations for the year ended December 31, 2013.

“Our record adjusted EBITDA and strong operating cash flows set the stage for the Sherritt transaction which we announced in December,” said Keith E. Alessi, Executive Chairman.

“As previously reported, we successfully closed on the financing for that transaction in January. The funds are in escrow awaiting regulatory approval in Canada, which we expect later in the first quarter. We look forward to welcoming Sherritt’s coal operation employees to the Westmoreland family and we are also looking forward to working with our new customers, business partners and communities in Canada.

We decreased our shareholder's deficit by over $98 million during 2013. Our years of cost control efforts resulted in favorable spend experience, which along with interest rate increases, drove down our long-term heritage medical and pension liabilities. We continue to focus on further reducing these liabilities.

The restructuring of the ROVA power supply contracts represented the successful completion of an important strategic initiative. The $5.1 million charge resulting from this accrual, along with the $2.9 million of Sherritt acquisition costs we recorded, drove our $6.1 million net loss for the year,” said Alessi.

For 2014, Alessi noted, “We are expecting production volume of 25 to 28 million tons. Income from the expired Indian Coal Tax Credit has been removed from the Adjusted EBITDA projection of $112-$120 million for the current U.S. business and will be incorporated if the credit is renewed.  We will provide guidance on the soon-to-be-acquired Canadian business upon closing of the transaction, expected late in Q1.”

Robert P. King, Westmoreland’s President and Chief Executive Officer added, “Our record results for 2013 were primarily driven by strong power demand, low hydro generation and favorable weather conditions that allowed

Westmoreland News Release	Page 1 of 7	February 21, 2014

our customers to dispatch at high rates. We are also very pleased that the Kemmerer Mine, which was acquired in January 2012, continued to perform beyond our original expectations.

In the area of safety, Westmoreland continued to achieve reportable incident and lost time incident rates significantly lower than the national average for surface mines. We continue to work diligently at our mines to provide the safest work environment possible for our employees, and appreciate the efforts of our employees in this important aspect of the business.”

Safety

2013 safety performance at Westmoreland mines was significantly better than national averages for surface operations, in line with our past experience.

	2013
	Reportable	Lost Time
Westmoreland	1.32	0.66
National Average	1.69	1.17
Percentage	78.1%	56.4%

Financial Results

2013 Adjusted EBITDA increased to $116.3 million from $105.4 million in 2012. Westmoreland's revenues in 2013 increased to $674.7 million compared with $600.4 million in 2012. These improvements were driven by stronger power demand, favorable weather conditions and one additional month of Kemmerer operations. A new customer and Sherco Unit 3 resuming operations at our Absaloka Mine also contributed to increased revenues. In addition, our ROVA power plant experienced improved performance and fewer unplanned outages. These positive factors allowed Westmoreland to overcome the impact of two significant unplanned customer outages which occurred during 2013.

Westmoreland's 2013 net loss to common shareholders decreased by $2.5 million, from $8.6 million ($0.61 per basic and diluted share) in 2012 to $6.1 million ($0.42 per basic and diluted share) in 2013.

Q4 2013 Adjusted EBITDA increased to $28.5 million from $28.0 million in 2012. Q4 2013 revenues increased to $173.9 million from $159.0 million in Q4 2012. Westmoreland's Q4 2013 net loss to common shareholders was $5.1 million and was impacted by ROVA restructuring charges and acquisition expenses, which were partially offset with a non-cash income tax benefit.

Coal Segment Operating Results

The following table summarizes Westmoreland's 2013 and 2012 coal segment performance:

	Year Ended December 31,
			Increase / (Decrease)
	2013	2012	$	%
Revenues (in thousands)	$587,119	$519,152	$67,967	13.1%
Operating income (in thousands)	44,471	48,235	(3,764)	(7.8)%
Adjusted EBITDA (in thousands)	116,604	110,835	5,769	5.2%
Tons sold - millions of equivalent tons	24.9	21.7	3.2	14.7%

Westmoreland's coal revenues and Adjusted EBITDA both increased during 2013 over the prior year primarily due to stronger power demand, favorable weather conditions and one additional month of Kemmerer operations. A new customer and Sherco Unit 3 resuming operations at our Absaloka Mine also contributed to increased revenues. Operating income decreased due to higher costs at the Absaloka Mine in preparation for new contracts and higher production levels, higher royalty coal mined at the Kemmerer Mine, a contract adjustment related to employee benefit costs, depreciation adjustments, and acquisition costs. These decreases in operating income were partially offset with increased revenues described above.

Westmoreland News Release	Page 2 of 7	February 21, 2014

Power Segment Operating Results

The following table summarizes Westmoreland's 2013 and 2012 power segment performance:

	Year Ended December 31,
			Increase / (Decrease)
	2013	2012	$	%
	(In thousands)
Revenues	$87,567	$81,285	$6,282	7.7%
Operating income	4,907	8,244	(3,337)	(40.5)%
Adjusted EBITDA	20,886	19,054	1,832	9.6%
Megawatts hours	1,566	1,477	89	6.0%

Westmoreland's power segment revenues, operating income (excluding $5.1 million of restructuring expenses) and Adjusted EBITDA increased due to improved performance and fewer unplanned outages at our ROVA power plant.

Nonoperating Results

Heritage cash expenditures and expenses remained consistent in 2013 compared to 2012.

Interest expense for 2013 decreased to $39.9 million from $42.7 million in 2012 as a result of lower overall debt levels.

Cash Flow, Liquidity, and Leverage

2013 operating cash flows increased to $80.7 million, enabling a strong ending cash position of $61.1 million. Total debt repayment during 2013 was $28.1 million.

As of December 31, 2013, Westmoreland had total liquidity of $104.2 million, including cash on hand, and $23.1 million and $20.0 million of credit availability under the WML and corporate revolving lines of credit, respectively. Both of the credit facilities had no borrowings with one outstanding letter of credit in the amount of $1.9 million on the WML line.

During 2013, Westmoreland improved both its gross leverage ratio and net leverage ratio, with the net leverage ratio decreasing to 2.28.

	December 31,
Leverage Ratios	2013	2012
	(In millions)
Gross Debt	$339.8	$361.0
Less:
Cash & Cash Equivalents	61.1	31.6
Debt Service Reserves	13.1	13.1

Net Debt	$265.6	$316.3

Adjusted EBITDA	$116.3	$105.4

Gross Leverage	2.92	3.43
Net Leverage	2.28	3.00

Westmoreland News Release	Page 3 of 7	February 21, 2014

Conference Call

A conference call regarding Westmoreland Coal Company's 2013 results will be held on February 21, 2014, at 10:00 a.m. Eastern Time. Call-in numbers are:

Live Participant Dial In (Toll Free): 844-WCC-COAL (844-922-2625)
Live Participant Dial In (International): 201-689-8584

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company's coal operations include sub-bituminous coal mining in the Powder River Basin in Montana and Wyoming, and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements, including Westmoreland's projections for 2014 performance. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #

Contact: Kevin Paprzycki (855) 922-6463

Westmoreland News Release	Page 4 of 7	February 21, 2014

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Year Ended December 31,
	2013	2012	2011
	(In thousands, except per share data)
Revenues	$674,686	$600,437	$501,713
Cost, expenses and other:
Cost of sales	535,320	466,521	392,787
Depreciation, depletion and amortization	67,231	57,145	45,594
Selling and administrative	50,721	49,908	40,276
Heritage health benefit expenses	13,418	13,388	18,575
Loss (gain) on sales of assets	(74)	528	640
Restructuring charges	5,078	—	—
Other operating income	(22,370)	(15,925)	(6,785)
	649,324	571,565	491,087
Operating income	25,362	28,872	10,626
Other income (expense):
Interest expense	(39,937)	(42,677)	(29,769)
Loss on extinguishment of debt	(64)	(1,986)	(17,030)
Interest income	1,366	1,496	1,444
Other income (loss)	364	723	(2,572)
	(38,271)	(42,444)	(47,927)
Loss before income taxes	(12,909)	(13,572)	(37,301)
Income tax expense (benefit)	(4,782)	90	(426)
Net loss	(8,127)	(13,662)	(36,875)
Less net loss attributable to noncontrolling interest	(3,430)	(6,436)	(3,775)
Net loss attributable to the Parent company	(4,697)	(7,226)	(33,100)
Less preferred stock dividend requirements	1,360	1,360	1,360
Net loss applicable to common shareholders	$(6,057)	$(8,586)	$(34,460)

Net loss per share applicable to common shareholders:
Basic and diluted	$(0.42)	$(0.61)	$(2.61)
Weighted average number of common shares outstanding:
Basic and diluted	14,491	14,033	13,192

Westmoreland News Release	Page 5 of 7	February 21, 2014

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Year Ended December 31,
	2013	2012
	(In thousands)
Cash Flow
Net cash provided by operating activities	$80,717	$57,144
Net cash used in investing activities	(21,897)	(123,534)
Net cash provided by (used in) financing activities	(29,320)	67,217

	December 31, 2013	December 31, 2012
	(In thousands)
Balance Sheet Data
Total cash and cash equivalents	$61,110	$31,610
Total assets	946,685	936,115
Total debt	339,837	360,989
Working capital deficit	(7,989)	(11,600)
Total deficit	(187,879)	(286,231)

Common shares outstanding	14,592	14,201

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Adjusted EBITDA by Segment
Coal	$116,604	$110,835	$76,821
Power	20,886	19,054	23,191
Heritage	(14,498)	(14,711)	(19,675)
Corporate	(6,727)	(9,746)	(7,221)
Total	$116,265	$105,432	$73,116

Westmoreland News Release	Page 6 of 7	February 21, 2014

	December 31,
	2013	2012	2011
	(In thousands)
Reconciliation of Adjusted EBITDA to Net loss
Net loss	$(8,127)	$(13,662)	$(36,875)

Income tax (benefit) expense from continuing operations	(4,782)	90	(426)
Other (income) loss	(364)	(723)	2,572
Interest income	(1,366)	(1,496)	(1,444)
Loss on extinguishment of debt	64	1,986	17,030
Interest expense	39,937	42,677	29,769
Depreciation, depletion and amortization	67,231	57,145	45,594
Accretion of ARO and receivable	12,681	12,189	10,878
Amortization of intangible assets and liabilities	665	658	657
EBITDA	105,939	98,864	67,755

Restructuring charges	5,078	—	—
(Gain)/loss on sale of assets	(74)	528	640
Share-based compensation	5,322	6,040	4,721
Adjusted EBITDA	$116,265	$105,432	$73,116

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and Westmoreland believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

•
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•
help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of our capital structure and asset base from our operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing Westmoreland’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

Westmoreland News Release	Page 7 of 7	February 21, 2014